Exhibit 99.1

For Immediate Release: October 7, 2013

Jennifer Nahas

Vice President, Marketing

Griffin Capital Corporation

jnahas@griffincapital.com

Office Phone: 949-270-9332

Cell Phone: 949-433-6860

Griffin Capital Essential Asset REIT Acquires the Verizon Wireless Information Technology Facility in Warren, New Jersey

El Segundo, Calif. (October 7, 2013) – Griffin Capital Corporation (“Griffin Capital”) announced today, on behalf of Griffin Capital Essential Asset REIT, Inc. (the “REIT”), the acquisition of a 210,500 square-foot, Class A, six-story office building (the “Property”) located in Warren, New Jersey. The Property is fully-leased to Cellco Partnership d/b/a Verizon Wireless (the “Tenant”) through December 2020. The Tenant is the country’s leading provider of wireless services and has an investment-grade credit rating from Standard and Poor’s of A-. The Property serves as a key operating facility for the Tenant’s Information Technology group and is less than 10 miles from Verizon’s Corporate Headquarters in Basking Ridge, New Jersey.

The Property is located within the affluent Interstate 78 Corridor Submarket and enjoys immediate access to Interstate 78 and is within close proximity to the area’s other major freeways including Interstate 287 and Interstate 95. The area in which the Property is situated is known as New Jersey’s “Wealth Belt” given the concentration of highly affluent bedroom communities that are located along Interstate 78. This suburban area of Northern New Jersey benefits from a high concentration of executive housing options, as well a deep pool of highly skilled workers that live within immediate proximity of the Property.

The REIT acquired the asset from an institutional investor for $40.0 million (approximately $190 per square foot).

Commenting on the acquisition, Louis Sohn, Griffin Capital’s Senior Vice President of Acquisitions said, “We are pleased to acquire a critical operating location for Verizon Wireless, which has occupied this location as a key IT facility since its formation as a joint-venture company in 2000. Over the past 13 years the tenant has continually reaffirmed its commitment to the Property through significant capital investments into the asset to position it as a premier, self-contained corporate campus with back-up power, dining, fitness and data center facilities.”

Michael Escalante, Griffin Capital’s Chief Investment Officer, added, “This marks our second acquisition in the Northern New Jersey Market, which has historically had a deep base of corporate users in the pharmaceutical and telecommunications industries. From an industry and credit perspective, we are very optimistic about the wireless telecommunications industry as a whole and particularly enthusiastic about our tenant’s positioning within the space.”

About Griffin Capital Essential Asset REIT and Griffin Capital Corporation

Griffin Capital Essential Asset REIT, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes 22 office and industrial distribution properties totaling approximately 4.72 million rentable square feet and total capitalization of over $700 million. The REIT’s sponsor is Griffin Capital Corporation (“Griffin Capital”), a privately-owned real estate company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $14 billion of transaction value and more than 400 transactions, Griffin Capital and its affiliates have acquired or constructed over approximately 18 million square feet of space since 1996. Griffin Capital and its affiliates currently own, sponsors or co-sponsors, and/or manages a portfolio consisting of over 15.75 million square feet of space, located in 28 states and representing approximately $3.3 billion in asset value.

Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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